Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Commercial Supply Agreement

This Commercial Supply Agreement is entered into as of June 4 2004 by and between MonoSolRx LLC, a limited liability company with a principal place of business at 6560 Melton Road, Portage, Indiana 46368 (together with its affiliates, “MONOSOLRX”) and Dr. Harold Katz LLC, a limited liability company with a principal place of business at 370 South Fairfax Ave., Los Angeles, CA 90036 (together with its affiliates, “THERABREATH” and, together with MONOSOLRX, the “Parties”).

Whereas, THERABREATH is a leading retailer and marketer of oral care products with a specific concentration in the mouthwash and breathe categories;

Whereas, MONOSOLRX is a manufacturer of film-based oral fast-dissolve OTC, nutraceutical and confection products;

Whereas, the Parties wish to enter into an arrangement wherein THERABREATH and MONOSOLRX jointly market certain film-based oral care products containing stabilized C102, to be manufactured exclusively by MONOSOLRX;

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             The Product.  The “Product” is defined as any oral dissolvable film-based mouthwash and/or bad breath product that contains stabilized C102 (or any close variant thereof) as an active ingredient whether alone or in combination with other active ingredients.

2.             Joint exclusivity.  MONOSOLRX covenants to manufacture, supply and/or market the Product exclusively for THERABREATH.  THERABREATH covenants to market the Product exclusively in conjunction with MONOSOLRX, The geographical area for the exclusivity stated herein will be worldwide.

3.             Agreement to Market the Product.  THERABREATH covenants that it will make reasonable and good-faith efforts to market the Product.  In particular:

A.                                    THERABREATH will market the Product on its web-site (www.thereabreath.com).

B.                                    Therabreath will use reasonable efforts to market the Product to retail chains and wholesale distributors, and it will bear its own costs in so doing.

4.             Fulfillment of Orders by MonoSolRx.  MONOSOLRX will accept orders for the Product from Therabreath, subject to both (a) the minimum lot requirements of Section 5 and (b) MONOSOLRX’s good faith appraisals of its then current production capacity and production schedule.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

5.             Minimum Lot Requirements.  The Parties recognize the certain production lot-specific costs make small production lots impractical.  Accordingly, MonoSolRx will not be required to accept Product orders in amounts lower than [*] Units (defined as a container holding 24 individual strips, as the case may be) provided that the Parties recognize that such lot sizes are substantially below MONOSOLRX’s standard lot sizes and the Parties will attempt in good faith to coordinate supply issues so that production lot sizes can be increased.  THERABREATH agrees to place its initial product order within sixty days of the execution of this Agreement.

6.             Supply Cost.  The initial Product price shall be [*] per packaged 24 count box, inclusive of secondary packaging which shall be reasonably agreed upon between the Parties with Product similar and/or identical to the Product samples previously supplied to THERABREATH.  Freight is EXW (Ex Works) and the Product price is subject to commercially reasonable increases linked to MONOSOLRX’ s production energy, raw material and packaging costs.  MONOSOLRX will notify THERABREATH of any price changes 30 days prior to increases or decreases being implemented.  Payment shall be due in full 60 days following delivery of Product to THERABREATH.

7.             Trade dress.  The Product will be sold under the THERABREATH name, using standard THERABREATH trade dress, and the packaging shall contain a reference to MONOSOLRX as manufacturer and a small marketing indicia.

8.             Intellectual Property.  MONOSOLRX shall have the right, but not the duty, to take commercially reasonable steps to secure intellectual property rights in inventions relating to the Product in film form and in this event THERABREATH will assign all inventions to MONOSOLRX that relate to the Product.  To the extent necessary, MONOSOLRX will provide a royalty-free license to THERABREATH for its existing product portfolio.  Additionally, THERABREATH represents that it has a valid license to use any applicable third-party intellectual property in connection with the Product and shall be solely responsible for any royalties related to such license.

9.             Ongoing Condition.  It shall be an ongoing condition precedent for all duties and obligations created hereby for MONOSOLRX that MONOSOLRX should be reasonably satisfied that (a) the manufacturing, distribution and sale of the Product meets all applicable regulatory requirements, (b) the Product is technically feasible and that the Product is sufficiently stable, and (c) that any third-party intellectual property is available thru a valid, paid-up license through THERABREATH.

10.          Minimum Total Product Orders.  The number of Product units ordered, including orders by third parties as well as by THERABREATH, will meet or exceed a minimum of [*] total Units (defined as a container holding 16 or 24 individual strips, as the case may be) in year one, a minimum of [*] Units during the second year, and a minimum of [*] Units during each year thereafter for the duration of the Agreement.

11.          Sole Remedies for Breach of Minimums.  If aggregate Product orders fail to meet or exceed the yearly product order requirement, MONOSOLRX will have the right to terminate the Agreement.  This termination right shall be the sole remedy of MonoSolRx in connection with the failure of the Product orders to meet or exceed the yearly minimums.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

12.          Confidentiality.  The terms of this Agreement shall be kept confidential, provided that either Party may issue a press release concerning the existence of a business relationship with the other party.

13.          Sub-Licensing.  THERABREATH and MONOSOLRX may sell the Product under brands or trade-names other than THERABREATH, provided tile Parties jointly agree to do so,

14.          Other Products.  Nothing in this Agreement shall prevent MONOSOLRX from distributing any products other than the Product.

15.          Quarterly Estimates.  MONOSOLRX and THERABREATH will communicate quarterly, providing each other with information pertinent to future planning that will best allow the Parties to meet their obligations under this Agreement.  These estimates will be covered by this confidentiality agreement between the Parties.

16.          Damages.  IN NO EVENT SHALL MONOSOLRX OR THERABREATH BE LIABLE FOR LOST PROFITS, INJURY FOR LOST PROFITS, INJURY TO GOOD WILL OR ANY OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

17.          Acts of God.  Neither Party shall not be responsible for delays in delivery or any failure to deliver due to causes beyond such Party’s control, including but not limited to acts of God, war, mobilization, civil commotion, riots, embargoes, domestic or foreign governmental regulations or orders, fires, floods, strikes, lockouts, and other labor difficulties, or shortages of or inability to obtain materials, shipping space or transportation.

18.          Term.  This Agreement shall be in effect for a term of four (4) years, with automatic one-year extensions unless a Party notifies the other of an intention to cancel within three months of the extension.

19.          Applicable Law.  This Agreement shall be governed by, construed, and enforced in accordance with tile laws of tile State of Illinois.

20.          Arbitration.  All controversies and claims arising out of or relating to this Agreement, or the breach thereof, shall be settled solely by arbitration held in Chicago, Illinois in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any award thereon, may be entered in any court having jurisdiction thereof, any demand for arbitration hereunder shall be made not later than one hundred and twenty (120) days after delivery of the goods.

21.          Amendment.  This Agreement may be amended, modified or supplemented only by a writing signed by the Parties.

22.          Waivers.  The failure of a Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right at a later time to enforce the same provision.  No waiver by a Party shall be effective unless in writing.

23.          Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

24.          Severability and Reform.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected by that holding, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

25.          Entire Understanding.  This Agreement (including schedules) sets forth the entire agreement and understanding of the Parties with respect to the transactions described in this Agreement supersedes any and all prior agreements, arrangements and understandings among the Parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.

MONOSOLRX LLC	Dr. Harold Katz LLC

/s/ P. Scott Bening	/s/ Harold Katz
By: P. Scott Bening	By: Harold Katz

Title: CEO	Title: